CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered	Security	Price	Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share	40,000	$1,000 (1)	$40,000,000 (1)	$1,572
Warrant to Purchase Common Stock, par value $0.01 per share, and underlying shares of Common Stock	226,330 (2)	$26.51 (3)	$6,000,008 (3)	$236
Total:			$46,000,008	$1,808

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series A, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred, Series A, there are being registered hereunder (a) a warrant for the purchase of 226,330 shares of common stock with an initial per share exercise price of $26.51 per share, (b) the 226,330 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $26.51.
Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-137246
PROSPECTUS SUPPLEMENT
(To a prospectus dated September 12, 2006)
BERKSHIRE HILLS BANCORP, INC.
Fixed Rate Cumulative Perpetual Preferred Stock, Series A
Warrant to Purchase 226,330 Shares of Common Stock
226,330 Shares of Common Stock

          This prospectus supplement relates to the potential resale from time to time by selling securityholders of some or all of up to 40,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A Preferred Stock, a warrant to purchase up to 226,330 shares of our common stock, or the Warrant, and any shares of our common stock issuable from time to time upon exercise of the Warrant. In this prospectus supplement we refer to the Series A Preferred Stock, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the “Securities.” The Series A Preferred Stock and the Warrant were originally issued by us pursuant to the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. We are registering the resale of the offered shares as required by the terms of our agreements with the initial selling securityholder.
          The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these Securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or agents’ commissions.
          Our common stock is listed on the Nasdaq Global Select Market and trades on the exchange under the symbol “BHLB.” On January 20, 2009, the last sale price of our common stock as reported on the Nasdaq Global Select Market was $25.26 per share. The Series A Preferred Stock is not listed on any securities exchange or included in any automated quotation system.
          Our principal executive offices are located at 24 North Street, Pittsfield, Massachusetts 01201, and our telephone number at that address is (413) 443-5601.

          Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of this prospectus supplement and the risk factors that are incorporated by reference in this prospectus supplement from our periodic reports filed with the Securities and Exchange Commission, for information that you should consider before purchasing the securities offered by this prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          You should rely only on the information contained or incorporated by reference in the prospectus or this prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. You should not assume that the information in the prospectus or this prospectus supplement is accurate as of any date other than the date on the front of such documents. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus supplement is January 21, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT
          This prospectus supplement describes the specific terms of the offering. You should read this prospectus supplement in conjunction with the prospectus, and together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below.
          If the information set forth in this prospectus supplement differs in any way from the information set forth in the prospectus, you should rely on the information set forth in this prospectus supplement.
          All references in this prospectus supplement to “Berkshire Hills Bancorp,” “we,” “us,” “our” or similar references mean Berkshire Hills Bancorp, Inc. and its successors, and include our consolidated subsidiaries where the context so requires.
PROSPECTUS SUPPLEMENT SUMMARY
          This summary highlights selected information contained elsewhere in this prospectus supplement. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement carefully, including the “Risk Factors” section and the other documents we refer to and incorporate by reference, in order to understand this offering fully. In particular, we incorporate important business and financial information into this prospectus supplement by reference.
          Berkshire Hills Bancorp, Inc. is a Delaware corporation and the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts’ oldest and largest independent banks and is the largest banking institution based in western Massachusetts. The Company, headquartered in Pittsfield, Massachusetts, offers a full-scale of deposit, lending, investment, and insurance products from 39 full-service banking offices and 10 insurance offices serving communities throughout western Massachusetts, northeastern New York and southern Vermont.
          On December 19, 2008, Berkshire Hills Bancorp entered into a Letter Agreement and a Securities Purchase Agreement — Standard Terms with the United States Department of the Treasury (the “Treasury”), pursuant to which Berkshire Hills Bancorp agreed to issue and sell, and the Treasury agreed to purchase, (i) 40,000 shares of Berkshire Hills Bancorp’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase up to 226,330 shares of Berkshire Hills Bancorp’s common stock, $0.01 par value, at an initial exercise price of $26.51 per share. The warrant was immediately exercisable upon its issuance and will expire on December 19, 2018.
          We are registering the shares of the Series A Preferred Stock and the Warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as the shares of Berkshire Hills Bancorp common stock to be issued upon the exercise of the warrant. We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the securities offered under this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov and on our website at http://www.berkshirebank.com. We have included the SEC’s web address and our web address as inactive textual references only. Except as specifically incorporated by reference in this prospectus supplement, information on those websites is not part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC after the date of this prospectus supplement under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and before the date that the offering of securities by means of this prospectus supplement is completed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 17, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed on May 12, 2008, August 11, 2008 and November 10, 2008, respectively;

•	our Current Reports on Form 8-K filed on January 11, 2008, February 25, 2008, February 29, 2008, April 10, 2008, May 1, 2008, May 16, 2008, May 20, 2008, July 23, 2008, October 6, 2008, October 9, 2008, October 15, 2008, November 7, 2008, December 16, 2008, December 23, 2008, and January 6, 2009;

•	the description of Berkshire Hills Bancorp common stock set forth in the registration statement on Form 8-A (No. 001-15781) filed on March 31, 2000; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering of the underlying securities.
          You can obtain copies of documents incorporated by reference in this prospectus supplement, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus, by requesting them in writing or by telephone from us at the following address and phone number: Investor Relations Department, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201, (413) 443-5601.
          You should rely only on the information incorporated by reference or presented in this prospectus supplement or the accompanying prospectus. Neither we, nor any underwriters, dealers or agents, have authorized anyone else to provide you with different information. We may only use this prospectus supplement to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front of those documents.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          Certain statements contained in this prospectus supplement, the prospectus and in the documents incorporated by reference, that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These statements include, among others, statements regarding our strategy, evaluations of future interest rate trends and liquidity, prospects for growth in assets and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond Berkshire Hills Bancorp’s control.
          Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Berkshire Hills Bancorp’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors referenced herein under the section captioned “Risk Factors”; adverse conditions in the capital and debt markets and the impact of such conditions on Berkshire Hills Bancorp’s activities; changes in interest rates; competitive pressures from other financial institutions; a deterioration in general economic conditions on a national basis or in the local markets in which Berkshire Hills Bancorp operates, including changes which adversely affect borrowers’ ability to service and repay our loans; changes in loan defaults and charge-off rates; adequacy of loan loss reserves; reduction in deposit levels necessitating increased borrowing to fund loans and investments; the passing of adverse government regulation; the risk that goodwill and intangibles recorded in Berkshire Hills Bancorp’s financial statements will become impaired; and risks related to the identification and implementation of acquisitions; as well as the other risks and uncertainties detailed in Berkshire Hills Bancorp’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. Berkshire Hills Bancorp does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

RISK FACTORS
          Before purchasing the Securities offered by this prospectus supplement you should carefully consider the risk factors relating to Berkshire Hills Bancorp incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as well as the risks, uncertainties and additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. This prospectus supplement and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in the documents incorporated herein by reference.
USE OF PROCEEDS
          This prospectus supplement relates to the Securities that may be offered and sold from time to time by the selling securityholders who will receive all of the proceeds from the sale of the shares. Berkshire Hills Bancorp will not receive any of the proceeds from the sales of Securities by the selling securityholder. All of the costs and expenses incurred in connection with the registration under the Securities Act of the offered Securities will be paid by Berkshire Hills Bancorp. The selling securityholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling securityholders, and share transfer and other taxes attributable to the sale of the offered Securities.
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
          No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding during the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008, and we did not pay preferred stock dividends during these periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the same periods listed above. The ratios of earnings to fixed charges for the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are as follows:

	Nine months ended
	September 30, 2008	Years ended December 31,
		2007	2006	2005	2004	2003
Ratios of Earnings to Fixed Charges	1.54x	1.28x	1.27x	1.45x	1.85x	1.76x
Note: The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.
DESCRIPTION OF SERIES A PREFERRED STOCK
          The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Second Restated Certificate of Incorporation, as amended, including the Articles of Amendment and related Certificate of Designation with respect to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.
General
          We have the authority to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share. Of such number of shares of preferred stock, 40,000 shares have been designated as Series A Preferred Stock, all of which shares of Series A Preferred Stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.

Dividends Payable On Shares of Series A Preferred Stock
          Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from December 19, 2008 to, but excluding, November 15, 2013. From and after November 15, 2013, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.
          Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
          If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.
          We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Office of Thrift Supervision (the “OTS”) is authorized to determine, under certain circumstances relating to the financial condition of a savings and loan holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.
Priority of Dividends
          With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank: senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock.
          So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on Berkshire Hills Bancorp’s common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice, including purchases pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by a broker-dealer subsidiary of Berkshire Hills Bancorp solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases by a broker-dealer subsidiary of Berkshire Hills Bancorp of our capital stock for resale pursuant to an offering by Berkshire Hills Bancorp of such stock that is underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or any redemption or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition by Berkshire Hills Bancorp or any of its subsidiaries of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Berkshire Hills Bancorp or a subsidiary of Berkshire Hills Bancorp, including as trustee or custodian; and
•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
          Until such time as the initial selling securityholder ceases to own any shares of Series A Preferred Stock, if we repurchase shares of Series A Preferred Stock from a holder who is not the initial selling securityholder, other than permitted repurchases, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.
          On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
          Subject to the immediately preceding paragraph, such dividends (payable in cash, securities or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.
Redemption
          The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $10,000,000, which equals 25% of the aggregate liquidation amount of the Series A preferred stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Office of Thrift Supervision, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Berkshire Hills Bancorp or its subsidiaries after December 19, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of Berkshire Hills Bancorp at the time of issuance under the applicable risk-based capital guidelines of the OTS (other than any such sales or issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008).
          After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Office of Thrift Supervision, in whole or in part, subject to notice as described below.
          In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
          The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.
          If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.
          We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the validity of the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).
          Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
          In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.
          If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
          For purposes of the liquidation rights, neither the sale, lease or exchange (for cash, securities or other property) of all or substantially all of our assets, nor the consolidation or merger by us with or into any other corporation or any other entity or by another corporation or any other entity with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
          Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.
          Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Select Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
          Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Berkshire Hills Bancorp will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
          Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Certificate of Incorporation, the vote or consent of the holders of at least

66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of the Certificate of Designations for the Series A Preferred Stock or our Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Berkshire Hills Bancorp;

•	any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock or our Certificate of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of Berkshire Hills Bancorp with another entity, unless (i) the shares of Series A Preferred Stock remain outstanding following any such transaction or, if Berkshire Hills Bancorp is not the surviving entity, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent, and (ii) such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.
          Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A Preferred Stock and any voting parity stock has been cast or given on any matter on which the holders of shares of Series A Preferred Stock are entitled to vote will be determined by us by reference to the specified liquidation amount of the shares voted or covered by the consent as if Berkshire Hills Bancorp were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent. For purposes of determining the voting rights of the holders of Series A Preferred Stock, each holder will be entitled to one vote for each $1,000 of liquidation preference to which such holder’s shares are entitled.
          The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
          The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.
Shares of Common Stock Subject to the Warrant
          The Warrant is initially exercisable for 226,330 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $40,000,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the Warrant then held by the selling securityholders will be reduced by 50% to 113,165 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”
Exercise of the Warrant
          The initial exercise price applicable to the warrant is $26.51 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by Berkshire Hills Bancorp of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant.”
          Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last trading day preceding the date of exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the Warrant with the Nasdaq Global Select Market.
Rights as a Shareholder
          The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.
Transferability
          The initial selling securityholder may not transfer a portion of the Warrant with respect to more than 113,165 shares of common stock until the earlier of the date on which Berkshire Hills Bancorp has received aggregate gross proceeds from a qualified equity offering of at least $40,000,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.
Adjustments to the Warrant
          Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
          Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date on which the initial selling securityholder no longer holds the Warrant or any portion of the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) without consideration or for less than 90% of the market price of the common stock on the last trading day prior to the date of the agreement on pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.
          Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.
          Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.
          Business Combinations. In the event of a merger, consolidation or similar transaction involving Berkshire Hills Bancorp and requiring stockholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.
DESCRIPTION OF COMMON STOCK
          The following is a general description of the terms of Berkshire Hills Bancorp common stock that may be resold by the selling securityholders. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to Berkshire Hills Bancorp’s Certificate of Incorporation and bylaws, as amended. The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of Berkshire Hills Bancorp’s Certificate of Incorporation and bylaws because they, and not the summaries, define the rights of holders of shares of Berkshire Hills Bancorp’s common stock. You can obtain copies of Berkshire Hills Bancorp’s Certificate of Incorporation and bylaws by following the directions under the heading “Where You Can Find More Information.”
General
          Berkshire Hills Bancorp’s Certificate of Incorporation provides the authority to issue 26,000,000 shares of common stock, par value $.01 per share. At December 19, 2008, there were 12,234,935 shares of common stock issued. In addition, Berkshire Hills Bancorp had outstanding stock options granted to directors, officers and other employees for 471,435 shares of common stock.
          Each share of Berkshire Hills Bancorp common stock has the same relative rights and is identical in all respects to each other share of our common stock. Berkshire Hills Bancorp common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.
Voting Rights
          The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, Berkshire Hills Bancorp’s Certificate of Incorporation provides that a record owner of Berkshire Hills Bancorp’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire Hills Bancorp’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.
No Preemptive or Conversion Rights
          The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire Hills Bancorp before such securities are offered to others. The absence of preemptive rights increases Berkshire Hills Bancorp’s flexibility to issue additional shares of common stock in connection with Berkshire Hills Bancorp’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.
Dividends
          Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire Hills Bancorp’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Berkshire Hills Bancorp may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if our surplus accounts are in a deficit position. Dividends paid by our subsidiary bank and proceeds received from the offering of trust preferred securities have historically been the primary source of funds available to Berkshire Hills Bancorp. Berkshire Hills Bancorp expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to our stockholders, the repurchase of our common stock and for other needs. Berkshire Hills Bancorp’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire Hills Bancorp’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills Bancorp’s board of directors deems relevant.
          Berkshire Hills Bancorp’s principal assets and sources of income consist of investments in our operating subsidiaries, which are separate and distinct legal entities.

Liquidation
          Upon liquidation, dissolution or the winding up of the affairs of Berkshire Hills Bancorp, holders of common stock are entitled to receive their pro rata portion of the remaining assets of Berkshire Hills Bancorp after the holders of Berkshire Hills Bancorp’s preferred stock have been paid in full any sums to which they may be entitled.
Restrictions on Ownership
          Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10.0% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.
Certain Provisions of Berkshire Hills Bancorp’s Certificate of Incorporation and Bylaws
          The following discussion is a general summary of the material provisions of Berkshire Hills Bancorp’s Certificate of Incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Berkshire Hills Bancorp’s Certificate of Incorporation and bylaws, reference should be made in each case to the document in question.
          Berkshire Hills Bancorp’s Certificate of Incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Berkshire Hills Bancorp more difficult.
          The following description is a summary of the provisions of the Certificate of Incorporation and bylaws. See “Where You Can Find More Information” as to how to review a copy of these documents.
          Directors. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Berkshire Hills Bancorp’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.
          Restrictions on Call of Special Meetings. The Certificate of Incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.
          Prohibition of Cumulative Voting. The Certificate of Incorporation prohibits cumulative voting for the election of directors.
          Limitation of Voting Rights. The Certificate of Incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.
          Restrictions on Removing Directors from Office. The Certificate of Incorporation provides that Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).
          Authorized but Unissued Shares. Berkshire Hills Bancorp has authorized but unissued shares of common and preferred stock. See “Description of Common Stock.” The Certificate of Incorporation authorizes 1,000,000 shares of serial preferred stock. Berkshire Hills Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Berkshire Hills Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of additional preferred stock, therefore may be to deter a future attempt to gain control of Berkshire Hills Bancorp.
          Amendments to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by Berkshire Hills Bancorp’s board of directors and also by a majority of the outstanding shares of Berkshire Hills Bancorp’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:
(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Berkshire Hills Bancorp;

(ii)	The inability of stockholders to act by written consent;

(iii)	The inability of stockholders to call special meetings of stockholders;

(iv)	The division of the board of directors into three staggered classes;

(v)	The ability of the board of directors to fill vacancies on the board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the board of directors to amend and repeal the bylaws; and

(ix)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Berkshire Hills Bancorp.
          The bylaws may be amended by the affirmative vote of a majority of the directors of Berkshire Hills Bancorp or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.
Change of Control Regulations
          Acquisition of the Company. Under the Federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company. Under certain circumstances, a change in control may occur, and prior notice is required, upon the acquisition of 10% or more of the Berkshire Hills Bancorp’s outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in a change of control of Berkshire Hills Bancorp.
          Massachusetts Holding Company Regulation. In addition to the federal holding company regulations, a bank holding company organized or doing business in Massachusetts must comply with regulations under Massachusetts law. Approval of the Massachusetts regulatory authorities would be required for Berkshire Hills Bancorp to acquire 25% or more of the voting stock of another depository institution. Similarly, prior regulatory approval would be necessary for any person or company to acquire 25% or more of the voting stock of Berkshire Hills Bancorp. The term “bank holding company,” for the purpose of Massachusetts law, is defined generally to include any company which, directly or indirectly, owns, controls or holds with power to vote more than 25% of the voting stock of each of two or more banking institutions, including commercial banks and state co-operative banks, savings banks and savings and loan association and national banks, federal savings banks and federal savings and loan associations. In general, a holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of Massachusetts law. Under Massachusetts law, the prior approval of the Board of Bank Incorporation is required before any of the following: any company becoming a bank holding company; any bank holding company acquiring direct or indirect ownership or control of more than 5% of the voting stock of, or all or substantially all of the assets of, a banking institution; or any bank holding company merging with another bank holding company. Although Berkshire Hills Bancorp is not a bank holding company for purposes of Massachusetts law, any future acquisition of ownership, control, or the power to vote 25% or more of the voting stock of another banking institution or bank holding company would cause it to become such.
Nasdaq Global Select Market Listing
          Our common stock is listed on the Nasdaq Global Select Market under the symbol “BHLB.”
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock is Registrar & Transfer Company.
PLAN OF DISTRIBUTION
          The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
          The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus supplement, the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
          In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus supplement.
          In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the Warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.
          The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
          In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
          In offering the securities covered by this prospectus supplement, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

          In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus supplement available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.
          At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
          We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.
          We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus supplement.
SELLING SECURITYHOLDERS
          On December 19, 2008, we issued the securities covered by this prospectus supplement to the United States Department of Treasury, which is the initial selling securityholder under this prospectus supplement, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus supplement any or all of the securities they own. The securities to be offered under this prospectus supplement for the account of the selling securityholders are:
•	40,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus supplement;

•	a Warrant to purchase 226,330 shares of our common stock; and

•	226,330 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 1.8% of our common stock outstanding as of December 19, 2008.
          For purposes of this prospectus supplement, we have assumed that, after completion of the offering, none of the securities covered by this prospectus supplement will be held by the selling securityholders.
          Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
          We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus supplement. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
          Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

          Information about the selling securityholders may change over time and changed information will be set forth in supplements to the prospectus if and when necessary.
LEGAL MATTERS
          The validity of the Series A Preferred Stock, the Warrant and the common stock offered hereby will be passed upon for us by Luse Gorman Pomerenk & Schick P.C.
EXPERTS
          Our consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007, have been incorporated by reference herein in reliance upon the reports of Wolf & Company, P.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.